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                                                                    Exhibit 99.1


F O R    I M M E D I A T E    R E L E A S E
                                                   April 14, 1998
                                                   For more information contact:
                                                   Erin Ibele - (419) 247-2800
                                                   Ed Lange - (419) 247-2800


                   HEALTH CARE REIT, INC. ANNOUNCES RECORD NEW
                  INVESTMENTS OF $110 MILLION FOR FIRST QUARTER


Toledo, Ohio, April 14, 1998..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today record quarterly investment activity for the first quarter of 1998 totaling $110,175,000.

The 1998 investment activity contributed to a 13.5 percent increase in net real estate investments which totaled $810,117,000 at March 31, 1998, as compared with $713,557,000 at December 31, 1997.

First quarter investment activity, inclusive of recurring construction funding of $35,933,000, included $68,419,000 of operating leases, $38,040,000 of mortgage loans and $3,716,000 for equity related investments. Real estate investments were comprised of $55,543,000 for 41 assisted living facilities, $47,550,000 for 10 nursing homes, $2,222,000 for four retirement centers and $1,144,000 for two behavioral care facilities. The company funded equity related investments in four privately held health care companies. Aggregate funding was provided to 20 operators in 14 states.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At March 31, 1998 the company had investments in 194 health care facilities in 29 states and had total assets of approximately $836 million.


   For more information on Health Care REIT, Inc., via facsimile at no cost, dial-1-800-PRO-INFO and enter the company code -- HCN.

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